Exhibit 99.1

For Release: 8:00 A.M. EDT	Contacts: Julie S. Ryland

Monday, August 23, 2010	205.326.8421

Energen Unit to Acquire Permian Basin Properties in Wolfberry Trend

Conference Call Set for Monday, August 23, at 2:00 p.m. EDT

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that its oil and gas exploration and production company, Energen Resources Corporation (ERC), has signed a purchase and sale agreement to buy Permian Basin assets in the Wolfberry trend from a private seller for $185 million plus standard closing adjustments. The cash transaction is expected to close on or before September 30, 2010, and will have an effective date of September 1, 2010.

Energen Corporation will hold a conference call to discuss its latest Permian Basin acquisition on Monday, August 23, 2010, at 2:00 p.m. EDT.

The call may be accessed live at the Company’s Web site: www.energen.com.

The bulk of the acquisition’s 8,700 net acres is located in Martin County, Texas, in a prime location for Wolfberry development. The Permian Basin in West Texas is one of the oldest producing oil basins in the United States and ERC’s second largest area of operation. The acquisition includes 19 producing wells, and ERC has identified 142 proved undeveloped (PUD) locations and approximately 50 probable locations. It is 100 percent operated.

Estimated proved reserves total 18.0 million barrels of oil equivalents (MMBOE) of which 16.0 MMBOE (89 percent) are PUDs; sweet oil represents 65 percent of total proved reserves; natural gas liquids (NGL) comprise 22 percent; and natural gas makes up the remaining 13 percent. The acquisition also includes an estimated 6.2 MMBOE of probable reserves.

Energen estimates that future development costs associated with proved and probable reserves will be approximately $325 million (less estimated plug-and-abandonment costs). This brings the all-in acquisition cost to approximately $21.11 per barrel of oil equivalents (BOE).

Estimated SEC Reserves

Category	Oil (MBO)	Gas (MBOE)	NGL (MBOE)	Total (MBOE)	Total (MMcfe)
PDP	1,108	208	336	1,652	9,912
PDNP	199	42	68	309	1,854
PUD	10,343	2,164	3,504	16,011	96,066

Total Proved	11,650	2,414	3,908	17,972	107,832

Probable	4,000	835	1,352	6,187	37,122

Total 2P Reserves	15,650	3,249	5,260	24,159	144,954

“We are pleased to be announcing another Permian Basin acquisition,” said James McManus, Energen’s chairman and chief executive officer. “This acquisition features high-quality drilling opportunities across a sizeable, contiguous acreage position in the heart of the Wolfberry trend in the Permian Basin. We are drilling more than 30 Wolfberry wells on our existing properties in 2010 and look forward to expanding our activity in this exciting oil play.

“Energen has an outstanding balance sheet and is generating superior cash flows,” McManus added. “We will be able to purchase these properties with available cash and consider the associated development potential to be an excellent use of capital in the coming years. Importantly, Energen’s financial strength will allow us to continue pursuing oil and gas acquisitions.

To help lock-in returns through 2014, Energen has hedged 78 percent of its estimated oil production associated with this acquisition over that 4-year period. The following table details Energen’s acquisition-related hedges:

3

Acquisition-related Hedges

Year	Volumes (MBbl)	NYMEX Price/Barrel	% Oil Production(e)
2011	255	$80.65	58%
2012	207	$82.80	24%
2013	1,272	$83.58	100%
2014	1,176	$84.14	100%

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.5 trillion cubic feet equivalent of proved, probable, and possible reserves in the San Juan, Permian, and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

4